Exhibit 99.1

Sam Katz To Assume Day-to-Day Responsibilities at Cendant’s
Travel Distribution Services Division

With Integration of TDS Completed, Sam Galeotos
Relinquishes Post as President and CEO

Tom Christopoul to Oversee Financial Services Division; Lending Katz More
Time to Focus on Managing TDS Business Units

NEW YORK, September 30, 2003—With the integration of the Company’s Travel Distribution Services Division (TDS) completed, Cendant Corporation (NYSE: CD) today announced that Sam Galeotos will step down as TDS president and CEO and Sam Katz, chairman and CEO of Cendant’s TDS and Financial Services Division, will assume day-to-day management responsibilities for the TDS business units. Mr. Galeotos, 45, who previously reported to Mr. Katz as president and CEO of TDS, will continue to serve as a consultant and advisor to the Company for a transitional period.

Mr. Katz, 38, has been personally involved with the restructuring of the TDS Division and its businesses and has been working closely with the division’s senior leadership team during the past two years on the organization’s integration and strategic direction.

“Following the completion of the Cheap Tickets and Galileo International transactions two years ago, Sam Galeotos, who previously served as president and CEO at Cheap Tickets, graciously set aside other personal and business agendas and agreed to commit his time and efforts to assist Cendant with the integration of the Company’s newly acquired TDS business units,” Mr. Katz said. “Under Sam’s direction, the TDS organization has strengthened its business model, increased its customer focus and is well poised strategically for the future.”

As part of the overall succession plan going forward, and to provide Mr. Katz with more time to focus on the Company’s travel distribution business units, Tom Christopoul, 39, formerly Cendant’s chief administrative officer, has been named chairman and CEO of the Company’s Financial Services Division. Mr. Christopoul will also be responsible for the relationship between Cendant and its affiliate company, Trilegiant Corporation. He will report to Mr. Katz, who will remain involved in the strategic leadership of the Financial Services Division.

“Tom Christopoul’s extensive management responsibilities at Cendant including contact center operations, business development, information technology, integrated marketing and human resources, as well as heading up the former Cendant Alliance Marketing Group in 2000, make him the perfect individual for this position,” Mr. Katz said.

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 90,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries.

More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company’s Web site at www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

Media Contact:
Elliot Bloom
212-413-1832

Investor Contacts:
Sam Levenson
212-413-1834

Henry Diamond
212-413-1920